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                                                                    Exhibit 99.2




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                        PRO FORMA VALUATION UPDATE REPORT
                             MUTUAL HOLDING COMPANY
                                 STOCK OFFERING


                      MINDEN BUILDING AND LOAN ASSOCIATION
                                MINDEN, LOUISIANA


                                  DATED AS OF:
                                  MARCH 8, 2002
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                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210

                            ARLINGTON, VIRGINIA 22209


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                                                                   March 8, 2002


Board of Directors
Minden Building and Loan Association
415 Main Street
Minden, Louisiana  71055

Ladies and Gentlemen:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.


DESCRIPTION OF REORGANIZATION

     The Board of Directors of Minden Building and Loan Association ("Minden Building" or the "Association") has adopted a plan of reorganization pursuant to which Minden Building will convert and reorganize into a mutual holding company structure. As part of the reorganization, Minden Building will become a wholly-owned subsidiary of Minden Bancorp, Inc. ("Minden Bancorp" or the "Holding Company"), a federal corporation, and Minden Bancorp will issue a majority of its common stock to Minden Mutual Holding Company (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Association's Eligible Account Holders, Tax-Qualified Employee Benefit Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Direct Community offering. The total shares offered for sale to the public will constitute a minority interest of the Holding Company's stock (49.9 percent or less).

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BOARD OF DIRECTORS
MARCH 8, 2002
PAGE 2


     The aggregate amount of stock sold by the Holding Company cannot exceed the appraised value of the Association. Immediately following the offering, the primary assets of the Holding Company will be the capital stock of the Association and the net offering proceeds remaining after contributing proceeds to the Association in exchange for 100 percent of the capital stock of the Association. The Holding Company will contribute at least 50 percent of the net offering proceeds in exchange for the Association's capital stock. The remaining net offering proceeds, retained at the Holding Company, will be used to fund a loan to the ESOP and as general working capital.


RP FINANCIAL, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of the Association and the other parties engaged by Minden Building to assist in the corporate reorganization and stock issuance process.


VALUATION METHODOLOGY

     In preparing our appraisal, we have reviewed the Association's, the Holding Company's and MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Association that has included a review of its audited financial information for fiscal years ended December 31, 1997 through December 31, 2001, various unaudited information and internal financial reports through December 31, 2001 and due diligence related discussions with the Association's management; Heard McElroy & Vestal LLP, the Association's independent auditor; Elias, Matz, Tiernan & Herrick, LLP, the Association's counsel in connection with the reorganization and stock offering; and Trident Securities, Inc., the Association's financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Association operates and have assessed the Association's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Association and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Association's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the

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BOARD OF DIRECTORS
MARCH 8, 2002
PAGE 3


Association's primary market area and have compared the Association's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Association's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Association's representation that the information contained in the regulatory applications and additional information furnished to us by the Association, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the Association's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Association, the MHC and the Holding Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association's value alone. It is our understanding that there are no current plans for pursuing a second step conversion or for selling control of the Holding Company or the Association following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Holding Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


VALUATION CONCLUSION

     It is our opinion that, as of March 8, 2002, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $11,000,000 at the midpoint, equal to 1,100,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $9.350 million and a maximum value of $12.650 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to


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BOARD OF DIRECTORS
MARCH 8, 2002
PAGE 4

total shares outstanding of 935,000 shares at the minimum to 1,265,000 shares at the maximum. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $14.548 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,454,750. The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 45.0 percent ownership interest of the Holding Company. Accordingly, the offering range to the public of the minority stock will be $4.208 million at the minimum, $4.950 million at the midpoint, $5.693 million at the maximum and $6.546 million at the top of the super range.


LIMITING FACTORS AND CONSIDERATIONS

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of Minden Building as of December 31, 2001, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Association's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

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BOARD OF DIRECTORS
MARCH 8, 2002
PAGE 5


made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                   Respectfully submitted,
                                                   RP FINANCIAL, LC.


                                                   /s/ Ronald S. Riggins

                                                   Ronald S. Riggins
                                                   President


                                                   /s/ Gregory E. Dunn

                                                   Gregory E. Dunn
                                                   Senior Vice President


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RP FINANCIAL, LC.

                                TABLE OF CONTENTS
                      MINDEN BUILDING AND LOAN ASSOCIATION
                                MINDEN, LOUISIANA


                                                                                      PAGE
         DESCRIPTION                                                                 NUMBER
         -----------                                                                 ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                  1.1
         Plan of Reorganization                                                        1.1
         Strategic Overview                                                            1.2
         Balance Sheet Trends                                                          1.5
         Income and Expense Trends                                                     1.10
         Interest Rate Risk Management                                                 1.13
         Lending Activities and Strategy                                               1.14
         Asset Quality                                                                 1.17
         Funding Composition and Strategy                                              1.17
         Legal Proceedings                                                             1.18



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                  2.1
         Market Area Demographics                                                      2.1
         National Economic Factors                                                     2.4
         Local Economy                                                                 2.5
         Market Area Deposit Characteristics and Competition                           2.6



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                          3.1
         Basis of Comparison                                                           3.2
         Minden Building's Peer Group                                                  3.3
         Financial Condition                                                           3.6
         Income and Expense Trends                                                     3.9
         Loan Composition                                                              3.13
         Interest Rate Risk                                                            3.15
         Credit Risk                                                                   3.15
         Summary                                                                       3.18


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RP FINANCIAL, LC.

                                TABLE OF CONTENTS
                      MINDEN BUILDING AND LOAN ASSOCIATION
                                MINDEN, LOUISIANA
                                   (CONTINUED)


                                                                                      PAGE
         DESCRIPTION                                                                 NUMBER
         -----------                                                                 ------


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                                  4.1
         Appraisal Guidelines                                                          4.1
         RP Financial Approach to the Valuation                                        4.2
         Valuation Analysis                                                            4.3
             1.   Financial Condition                                                  4.3
             2.   Profitability, Growth and Viability of Earnings                      4.5
             3.   Asset Growth                                                         4.7
             4.   Primary Market Area                                                  4.7
             5.   Dividends                                                            4.9
             6.   Liquidity of the Shares                                              4.10
             7.   Marketing of the Issue                                               4.11
                      A.   The Public Market                                           4.11
                      B.   The New Issue Market                                        4.17
                      C.   The Acquisition Market                                      4.21
             8.   Management                                                           4.22
             9.   Effect of Government Regulation and Regulatory Reform                4.22
         Summary of Adjustments                                                        4.23
         Basis of Valuation - Fully-Converted Pricing Ratios                           4.23
         Valuation Approaches:  Fully-Converted Basis                                  4.24
             1.   Price-to-Earnings ("P/E")                                            4.28
             2.   Price-to-Book ("P/B")                                                4.30
             3.   Price-to-Assets ("P/A")                                              4.30
         Comparison to Recent Conversions and MHC Offerings                            4.30
         Valuation Conclusion                                                          4.31



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RP FINANCIAL, LC.

                                 LIST OF TABLES
                      MINDEN BUILDING AND LOAN ASSOCIATION
                                MINDEN, LOUISIANA


       TABLE
       NUMBER                    DESCRIPTION                                                            PAGE
       ------                    -----------                                                            ----

         1.1          Summary Balance Sheet Data                                                         1.6
         1.2          Historical Income Statement                                                        1.11


         2.1          Summary Demographic Information                                                    2.2
         2.2          Unemployment Trends                                                                2.6
         2.3          Deposit Summary                                                                    2.8


         3.1          Peer Group of Publicly-Traded Thrifts                                              3.5
         3.2          Balance Sheet Composition and Growth Rates                                         3.7
         3.3          Income as a Percent of Average Assets and Yields, Costs, Spreads                   3.10
         3.4          Loan Portfolio Composition Comparative Analysis                                    3.14
         3.5          Interest Rate Risk Measures and Net Interest Income Volatility                     3.16
         3.6          Credit Risk Measures and Related Information                                       3.17


         4.1          Market Area Unemployment Rates                                                     4.8
         4.2          Recent Conversion Pricing Characteristics                                          4.19
         4.3          Market Pricing Comparatives                                                        4.20
         4.4          Calculation of Implied Per Share Data                                              4.25
         4.5          MHC Institutions - Implied Pricing Ratios, Full Conversion Basis                   4.29
         4.6          Pricing Table:  MHC Public Market Pricing                                          4.32


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RP FINANCIAL, LC.
PAGE 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


INTRODUCTION

     Minden Building and Loan Association ("Minden Building" or the "Association"), organized in 1910, is a federally chartered building and loan association headquartered in Minden, Louisiana. The Association's sole office facility is its main office in Minden, which is in northwest Louisiana approximately 40 miles east of Shreveport. Minden is the County Seat for Webster Parish. A map of the Association's office location is provided in Exhibit I-1. Minden Building is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At December 31, 2001, Minden Building had $61.3 million in assets, $46.1 million in deposits and total equity of $11.3 million or 18.5 percent of total assets.


PLAN OF REORGANIZATION

     On December 11, 2001, the Board of Directors of the Association adopted a plan to reorganize from the mutual form of organization to the mutual holding company form of organization. Pursuant to the reorganization, Minden Building proposes to reorganize into a federal mutual holding company under OTS regulation. As part of the reorganization, Minden Building will become a wholly-owned subsidiary of Minden Bancorp, Inc. ("Minden Bancorp" or the "Holding Company"), a to be formed federal corporation. Minden Bancorp will issue a majority of its common stock to Minden Mutual Holding Company (the "MHC") and sell a minority of its common stock to the public. Concurrent with the reorganization, the Holding Company will retain up to 50.0 percent of the net stock proceeds. Immediately after consummation of the reorganization, it is not anticipated that the MHC or the Holding Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Holding Company.

     The MHC will own a controlling interest in the Holding Company of at least 51 percent, and the Holding Company will be the sole subsidiary of the MHC. The Holding Company will


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RP FINANCIAL, LC.
PAGE 1.2


also own 100 percent of the Association's outstanding stock, which will continue to operate as a state chartered building and loan association. The Holding Company's initial activity will be ownership of its subsidiary, Minden Building, investment of the net cash proceeds retained at the holding company level (initially in short- and intermediate-term investment securities) and extending a loan to the Association's newly-formed employee stock ownership plan ("ESOP"). Subsequent activities of the Holding Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.


STRATEGIC OVERVIEW

     Minden Building maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Minden Building's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Association's assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Association's loan portfolio includes diversification in construction, land, commercial real estate, consumer and commercial business loans. Pursuant to the Association's current strategic plan, Minden Building will continue to emphasize 1-4 family lending, but will also continue to pursuer greater diversification into non-residential lending as well as commercial business and consumer types of lending.

     Minden Building's greater emphasis on lending diversification should serve to enhance the overall yield earned on the loan portfolio, while also increase the credit risk associated with the loan portfolio. The Association has sought to limit the credit risk exposure associated with higher risk types of loans, through emphasizing origination of such loans in local and familiar markets. Credit risk associated with the loan portfolio has also been limited by the implementation of what are believed by management to be conservative underwriting guidelines and by the stability of the local real estate market, in which a slow growth economy with somewhat rural demographic characteristics has substantially curtailed speculative building in the Association's market area. Accordingly, the Association's local real estate market generally


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RP FINANCIAL, LC.
PAGE 1.3


has not been exposed to boom and bust cycles, which tend to be a product of faster growth markets.

     Investments serve as a supplement to the Association's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment portfolio is comprised primarily of mortgage-backed securities, with the balance of the portfolio consisting of equity securities, which consists of Freddie Mac stock and a mutual fund invested in adjustable rate mortgage-backed securities, interest-earning deposits maintained at the FHLB, U.S. Government and agency securities and FHLB stock.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Association. Deposit growth has generally been adequate enough to fund most of the Association's asset growth, with such growth consisting of a mixture of CDs and transaction and savings accounts. CDs account for the largest portion of the Association's deposit composition, although in recent years the concentration of CDs comprising total deposits has declined and transaction and savings accounts have become a more significant component of Minden Building's deposit composition. Growth of non-CD accounts has been supported by the introduction of checking and money market account products in early-2001. On a limited basis, the Association has utilized borrowings as an alternative funding source, with such borrowings consisting of short-term FHLB advances. Following the reorganization, the Association may use additional borrowings to facilitate leveraging of the increase in capital resulting from the stock offering, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve earnings and return on equity. To the extent additional borrowings are utilized by the Association, FHLB advances would likely continue to be the principal source of such borrowings.

     Minden Building's earnings base is largely dependent upon net interest income and operating expense levels, reflecting the Association's implementation of a traditional thrift operating strategy. The Association has maintained a relatively healthy and stable net interest margin, which has been supported by maintenance of a high level of capital and resulting strong interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Operating expenses represent the other major component of the Association's earnings and, in recent years, operating expenses have increased as a percent of average assets. The recent upward trend in the operating


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RP FINANCIAL, LC.
PAGE 1.4


expense ratio has been largely attributable to expansion of staff to support and manage the Association's growth and diversification of products and services. Higher operating expenses have also been incurred in connection with an increase in occupancy and equipment expenses related to the building and furnishing of a new office facility that was opened in 1999. The Association's current strategy of emphasizing loan growth and increased capital position following the infusion of stock proceeds is expected to facilitate further growth of assets and, in turn, leveraging of the operating expense ratio. At the same time, Minden Building will incur additional operating expenses following the conversion, including expenses associated with the stock benefit plans.

     The post-conversion business plan of the Association is expected to continue to focus on products and services which have facilitated Minden Building's recent growth. Specifically, Minden Building will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Association will emphasize pursuing further diversification into commercial real estate and non-mortgage loans, as well as expansion and diversification of other products and services.

     The Association's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of Minden Building. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Minden Building, as well as support the expansion of the Association's strategic focus of providing competitive community banking services in its local market area. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Minden Building's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Association's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Association's future funding needs, which may facilitate a reduction in Minden Building's funding costs. Additionally, Minden Building's higher equity-to-assets ratio will also better position the Association to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through acquiring branches


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RP FINANCIAL, LC.
PAGE 1.5


or other financial institutions in markets that would provide for further penetration in the markets currently served by the Association or nearby surrounding markets. At this time, the Association has no specific plans for expansion other than internal growth. The projected use of proceeds are highlighted below.

     o MHC. The Association intends to capitalize the MHC with $100,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Association. Such cash is anticipated to be invested into low risk liquid instruments.

     o MINDEN BANCORP. The Holding Company is expected to retain up to 50 percent of the net offering proceeds. At present, funds at the Holding Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

     o MINDEN BUILDING. Approximately 50 percent of the net conversion proceeds will be infused into the Association in exchange for all of the Association's newly issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP to fund an 8.0 percent stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

     Overall, it is the Association's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Minden Building's operations. The Association has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity, until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.


BALANCE SHEET TRENDS

     Table 1.1 shows the Association's historical balance sheet data for the past five fiscal years. From December 31, 1997 through December 31, 2001, Minden Building exhibited annual asset growth of 10.0 percent, with the strongest growth occurring in 2001. The strong growth in 2001 was supported by loan growth, which provided for a shift in the Association's interest-earning asset composition towards a higher concentration of loans. Accordingly, the loans

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RP FINANCIAL, LC.
PAGE 1.6


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RP FINANCIAL, LC.
PAGE 1.7


receivable balance increased from a low of 55.4 percent of assets at year end 1999 to a high of 67.3 percent of assets at year end 2001. Asset growth has been funded primarily by deposits and, to a lesser degree, borrowings and retained earnings. A summary of Minden Building's key operating ratios for the past two years are presented in Exhibit I-3.

     Minden Building's loans receivable portfolio increased at a 14.6 percent annual rate from year end 1997 through year end 2001, with the portfolio exhibiting positive growth throughout the period. However, more than half of the loan occurred in 2001, with net loan growth approximating $11.7 million. Loan growth in 2001 was supported by a surge in 1-4 family lending volume and the Association's philosophy of retaining all loan originations for investment, as well as increased diversification into commercial real estate and non-mortgage loans. The increase in lending volume for 1-4 family loans was facilitated by declining mortgage rates, which spurred loan demand through refinancings and purchases of new and existing homes. Greater lending diversification in 2001 was supported by the hiring of a senior lending officer, with expertise in the areas of commercial and consumer lending.

     Minden Building's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 81.0 percent of total loans receivable consisted of 1-4 family mortgage loans at December 31, 2001. However, recent growth trends in the Association's loan portfolio show increased lending diversification by the Association into higher risk and higher yielding types of loans. Specifically, from year end 2000 to year end 2001, commercial real estate loans increased from 3.4 percent to 7.7 percent of total loans receivable and non-mortgage loans increased from 2.5 percent to 8.8 percent of total loans receivable. As the result of the stronger growth of the commercial real estate and non-mortgage loan portfolios, the Association's 1-4 family loans declined from 92.2 percent to 81.0 percent of total loans outstanding at December 31, 2000 and December 31, 2001, respectively.

     The intent of the Association's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Minden Building's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five years, the Association's level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 12.6 percent of assets at year end 2001 to a high of 26.9 percent of assets at year end


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RP FINANCIAL, LC.
PAGE 1.8


1998. The lower ratio of cash and investments maintained at year end 2001 reflects the redeployment of a portion of those funds into loan growth and mortgage-backed securities. The investment portfolio is comprised primarily of equity securities ($4.7 million), which consists of Freddie Mac stock and a mutual fund invested in adjustable rate mortgage-backed securities, with the balance of the investment portfolio consisting of U.S. Government and agency securities ($800,000) and FHLB stock ($458,000). The Association also maintained cash and cash equivalents of $1.8 million at December 31, 2001. U.S. Government and agency securities are maintained as held to maturity and equity securities are maintained as available for sale. As of December 31, 2001, the net unrealized gains maintained on available-for-sale securities equaled $1.0 million and was attributable to the unrealized gain maintained on the Freddie Mac stock investment. Exhibit I-4 provides detail of the Association's investment portfolio, as of year ends 2000 and 2001.

     Mortgage-backed securities comprise the balance of the Association's interest-earning assets composition, serving as an investment alternative to deploy excess liquidity. Mortgage-backed securities held by the Association consist of pass-through securities that are guaranteed or insured by a federal agency. Over the past five years, the investment in mortgage-backed securities ranged from a low of 12.6 percent of assets at year end 1999 to a high of 16.9 percent of assets at year end 1997. In 2001, the Association increased its investment in mortgage-backed securities and, as of December 31, 2001, the mortgage-backed securities portfolio totaled $9.6 million or 15.6 percent of assets. Mortgage-backed securities maintained as held-to-maturity and available-for-sale equaled $2.9 million and $6.6 million, respectively, as of December 31, 2001. As of December 31, 2001, the Association maintained a net unrealized gain of $57,000 on mortgage-backed securities held as available-for-sale.

     Over the past five years, Minden Building's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1997 through year end 2001, the Association's deposits increased at an annual rate of 9.4 percent. Most of the Association's deposit growth was recorded in 2001, as the result of a $10.1 million increase in deposits. Positive deposit growth was sustained throughout the period covered in Table 1.1, except during 2000 when the Association added borrowings to fund a slight decline in deposits. Over the past five years, deposits ranged from a low of 70.3 percent of

RP FINANCIAL, LC.
PAGE 1.9


assets at year end 2000 to a high of 78.0 percent of assets at year end 1999. As of December 31, 2001, the Association maintained total deposits of $46.1 million or 75.2 percent of assets. The strong deposit growth recorded in 2001 was achieved through growth in CDs, as well as transaction and savings accounts, with the lower balance of transaction and savings accounts exhibiting a stronger growth rate compared to the growth rate for CDs. As of December 31, 2001, CDs and transaction and savings accounts represented 76.3 percent and 23.7 percent of the Association's total deposits, respectively, versus comparable year ago measures of 81.8 percent and 18.2 percent. As previously noted, growth of transaction accounts in 2001 was supported by the introduction of checking and money market products in early-2001.

     Borrowings serve as an alternative funding source for the Association to address funding needs for growth and to support control of deposit costs. In general, the Association's use of borrowings has been limited, and, as of December 31, 2001, borrowings held by Minden Building totaled $3.0 million, a slight decline from the 2000 year end balance of $3.4 million. Prior to 2000, borrowings were not utilized by the Association for the period shown in Table
1.1. All of the borrowings held by Minden Building at December 31, 2001 consisted of short-term FHLB advances.

     Since year end 1997, positive earnings and an increase in the unrealized gain maintained on securities designated as available translated into an annual capital growth rate of 5.7 percent for the Association. Asset growth outpaced the Association's capital growth rate, as Minden Building's equity-to-assets ratio declined from 21.7 percent at year end 1997 to 18.5 percent at year end 2001. All of the Association's capital is tangible capital, and the Association maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2001. The addition of stock proceeds will serve to strengthen Minden Building's capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented. At the same time, as the result of the Association's relatively high pro forma capital position, Minden Building's ROE can be expected to be below industry averages following its conversion.

RP FINANCIAL, LC.
PAGE 1.10


INCOME AND EXPENSE TRENDS

     Table 1.2 shows the Association's historical income statements from year end 1997 through year end 2001. The Association reported positive earnings over the past five years, ranging from a low of 0.89 percent of average assets during 2001 to a high of 1.47 percent of average assets during 1997. Consistent with the Association's traditional thrift operating strategy, net interest income and operating expenses have been the dominant components of Minden Building's earnings. Non-interest operating income derived from Minden Building's retail banking activities has been a limited contributor to the Association's earnings, while no loan loss provisions have been established over the past five years. Gains and losses resulting from the sale of assets have had only a very modest impact on earnings over the past five years.

     Minden Building maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by the Association's strong capital position and resulting high IEA/IBL ratio. Over the past five years, the Association's net interest income to average assets ratio has ranged from a low of 3.12 percent during 1999 to a high of 3.69 percent during 2001. The higher net interest income ratio posted in 2001 was supported by an increase in the interest income ratio, as the strong loan growth recorded in 2001 served to somewhat offset the general reduction in yield earned on loans and investments attributable to the declining interest rate environment that prevailed in 2001. Comparatively, the increase in the Association's 2001 interest expense ratio was notably less compared to the interest income ratio, as a more significant decline in the Association's cost of interest-bearing liabilities substantially negated the increase in interest expense that resulted from growth of interest-bearing liabilities. Over, the Association's interest rate spread increased from 2.61 percent in 2000 to 2.69 percent in 2001. The Association's yields and costs for the years ended 2000 and 2001 are set forth in Exhibit I-5.

     Consistent with the Association's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Association's earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have ranged from a low of 0.14 percent of average assets in 1997 to a high of 0.29 percent of average assets in 2001. Sources of non-interest operating income consist substantially of fees and service charges generated from the Association's retail banking activities, with the recent upward trend in the non-interest operating

RP FINANCIAL, LC.
PAGE 1.11

RP FINANCIAL, LC.
PAGE 1.12


income ratio supported by growth of customer service fees, which was in part related to the introduction of a checking account product at the beginning of 2001. Overall, beyond Minden Building's limited diversification in general, the absence of a loans serviced for others portfolio has been a limiting factor in the amount of non-interest operating income generated by the Association. Notwithstanding, the potential increase in non-interest operating income that may be realized through further growth of checking accounts, Minden Building's earnings can be expected to remain highly dependent upon the net interest margin.

     Operating expenses represent the other major component of the Association's earnings and have trended higher as a percent of average assets over the past five years. Operating expenses as percent of average assets equaled 2.67 percent in 2001, versus a comparable ratio of 1.55 percent in 1997. Most of the increase in operating expenses has occurred during the past two years, reflecting expansion of staff and higher operating expenses attributable to the building and furnishing of a new office facility that was opened in 1999. Upward pressure will be placed on the Association's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Association's capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

     Overall, the general trends in the Association's net interest margin and operating expense ratio since 1997 reflect a decline in the Association's core earnings, as indicated by the Association's expense coverage ratio (net interest income divided by operating expenses). Minden Building's expense coverage ratio equaled 2.33 times in 1997, versus a comparable ratio of 1.38 times in 2001. The decline in the expense coverage ratio was the result of the notable increase in the operating expense ratio, which was only slightly offset by a much smaller increase in the net interest income ratio. Similarly, Minden Building's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 67.1 percent in 2001 was less favorable than the 41.2 percent efficiency ratio maintained in 1997. Once, again the less favorable efficiency ratio indicated for 2001 was the result of the significant increase in the operating expense ratio, which was only

RP FINANCIAL, LC.
PAGE 1.13


partially negated by increases recorded in the net interest income and non-interest operating income ratios.

     No loan loss provisions were established by the Association during the past five years, which was supported by Minden Building's maintenance of generally favorable credit quality measures and the adequacy of loss reserves previously established. As of December 31, 2001, the Association maintained allowance for loan losses of $871,000, equal to 175.6 percent of non-performing assets and accruing loans more than 90 days past due and 2.11 percent of net loans receivable. Exhibit I-6 sets forth the Association's allowance for loan loss activity during the past two years.

     Gains and losses resulting from the sale of assets typically have not been a significant factor in the Association's earnings, consisting generally of the sale of repossessed assets. The most significant gains were recorded in 2001, equaling $10,000 or 0.02 percent of average assets. The gains posted in 2001 were realized from the sale of real estate owned, which had been previously written down. Overall, the gains and losses on asset sales are not considered to be part of the Association's recurring earnings.

     Minden Building's effective tax rate ranged from a high of 33.7 percent in 1997 to a low of 31.6 percent in 2000. For 2001, the Association's effective tax rate equaled 33.3 percent. As set forth in the prospectus, the Association's statutory tax rate equals 34.0 percent. Additionally, following the reorganization and minority stock offering, the Association will be subject to the Louisiana Shares Tax, which is imposed on the assessed value of a company's stock.


INTEREST RATE RISK MANAGEMENT

     The Association's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of December 31 , 2001, the Net Portfolio Value ("NPV") analysis provided by the OTS indicated that a 2.0 percent instantaneous and sustained increase in interest rates would result in a 19.6 percent decline in the Association's NPV (see
Exhibit I-7).

         The Association primarily manages interest rate risk from the asset side of the balance sheet, through such strategies as maintaining most investments as available-for-sale, diversifying

RP FINANCIAL, LC.
PAGE 1.14


into interest rate sensitive types of lending and underwriting 1-4 family fixed rate loan originations to allow for their sale in the secondary market. As of December 31, 2001, of the total loans due after December 31, 2001, fixed rate loans comprised 96.8 percent of those loans (see Exhibit I-8). On the liability and equity side of the balance sheet, management of interest rate risk has been pursued through maintaining a strong capital position and through emphasizing the build-up of less interest rate sensitive and lower costing transaction and savings accounts.

     The infusion of stock proceeds will serve to further limit the Association's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.


LENDING ACTIVITIES AND STRATEGY

     Minden Building's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Association includes loans secured by commercial real estate, construction loans, land loans, consumer loans and commercial business loans. Exhibit I-9 provides historical detail of Minden Building's loan portfolio composition over the past two years and Exhibit I-10 provides the contractual maturity of the Association's loan portfolio by loan type as of December 31, 2001.

     Minden Building originates fixed rate 1-4 family permanent mortgage loans, retaining all loan originations for portfolio. Originations of 1-4 family loans are generally underwritten to secondary market standards that would allow for the sale of such loans, if such a strategy becomes warranted for purposes of managing interest rate risk and liquidity. Fixed rate loans offered by the Association generally have terms of between 15 and 30 years. The Association typically requires a loan-to-value ("LTV") ratio of 80.0 percent or less for 1-4 family loans, but will lend above an 80.0 percent LTV ratio with private mortgage insurance ("PMI"). As of December 31, 2001, the Association's 1-4 family permanent mortgage loan totaled $34.4 million or 81.0 percent of total loans outstanding.

     Construction loans originated by the Association consist mostly of loans to finance the construction of 1-4 family residences. The Association's construction lending activities are

RP FINANCIAL, LC.
PAGE 1.15


typically for the construction of pre-sold homes. In addition, the Association makes construction loans to home builders on a speculative basis, but such loans are typically limited to one loan per builder and do not constitute a significant part of the Association's construction lending activities. Construction loans are generally six-month fixed rates loans and require payment of interest only during the construction period. Minden Building will originate construction loans up to a LTV ratio of 80.0 percent. As of December 31, 2001, Minden Building's outstanding balance of construction loans totaled $1.1 million or 2.6 percent of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and land loans, which are collateralized by properties in the Association's normal lending territory. Commercial real estate loans are originated up to a maximum LTV ratio of 80.0 percent and are generally required to have minimum debt service coverage ratios of 1.2x. Loan terms typically provide for amortization periods of 10 to 15 years and are offered either as fixed rate loans or floating rate loans tied to the Prime Rate. Properties securing the commercial real estate loan portfolio consist primarily of storefronts, churches, schools and office buildings. As of December 31, 2001, the Association's largest commercial real estate loan was $470,000 and was performing in accordance with its terms.

     Land loans held by the Association consist primary of income producing properties, such as property utilized for growing timber. A small percentage of the Association's land loans are lot loans for the development of residential property. Terms of land loans offered by the Association generally require a LTV ratio of 80.0 percent or less and are 3-to-5 year balloon loans with comparable rates as offered on commercial real estate loans. As of December 31, 2001, the Association's commercial real estate loan portfolio totaled $3.3 million or 7.7 percent of total loans outstanding. The outstanding balance of commercial real estate loans at December 31, 2001 included land loans that totaled $1.4 million.

     Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. The consumer loan portfolio consists primarily of loans secured by deposit accounts, direct automobile loans and other secured installment loans. Automobile loans originated by the Association consist mostly of loans for used autos. The consumer loan portfolio also includes a minor amount of home equity lines of credit, which are 3-to-5 year balloon loans with fixed rates and are limited to a maximum LTV ratio of 80.0 percent of the

RP FINANCIAL, LC.
PAGE 1.16


combined balance of the home equity line of credit and the first lien. As of December 31, 2001, Minden Building's outstanding balance of consumer loans totaled $2.9 million or 6.9 percent of total loans outstanding.

     The balance of the loan portfolio consists of commercial business loans, which totaled $807,000 or 1.9 percent of total loans outstanding at December 31, 2001. Commercial business loans held by the Association consist of secured loans that are extended to local businesses for purposes of working capital or equipment financing. Loan terms for commercial business loans provide for 3-to-5 year fixed rate loans or floating rate lines of credit that are tied to the Prime Rate. Commercial business lending is a desired growth area for the Association, in which Minden Building will be targeting small- and mid-size companies in the local market area as the primary source of commercial loan growth. The recent growth exhibited in the consumer and commercial business loan portfolios, as well as commercial real estate loans, has been facilitated by the recent hiring of a senior lending officer, who has consumer and commercial lending expertise and has developed a number of lending relationships in the local market area through his previous work as a commercial bank loan officer.

     Exhibit I-11 provides a summary of the Association's lending activities over the past two years. During the past two years, originations of 1-4 family permanent mortgage loans accounted for $22.7 million or 72.2 percent of the Association's total lending volume. Originations of 1-4 family loans were notably higher during 2001 compared to 2000 ($16.6 million versus $6.2 million), which was supported by declining mortgage rates that triggered an increase in demand for loans to be refinanced as well as for loans to fund purchases of new and existing homes. Originations of the other loan types were also up notably in 2001 compared to the previous year, reflecting a shift in the Association's strategic emphasis towards greater diversification into non-residential types of lending. Consumer loans represented the Association's second most active lending area in 2001, with originations increasing from $392,000 in 2000 to $3.2 million in 2001. Consistent with the Association's generally lending philosophy, no loans were sold or purchased by Minden Building during the past two years.

RP FINANCIAL, LC.
PAGE 1.17


ASSET QUALITY

     The Association's 1-4 family lending emphasis has generally supported favorable credit quality measures. Minden Building's balance of non-performing assets and accruing loans that are more than 90 days past due equaled 0.80 percent and 0.81 percent of total assets at year end 2000 and 2001, respectively. Accruing loans that are more than 90 days past due accounted for the largest portion of the Association's non-performing assets over the past two years. As shown in Exhibit I-12, the Association's balance of problem assets at December 31, 2001 consisted of $35,000 of non-accruing loans, $386,000 of accruing loans that are more than 90 days past due, 55,000 of real estate owned and $20,000 of troubled debt restructurings. As of December 31, 2001, the entire balance of the Association's non-performing assets consisted of 1-4 family loans and foreclosed residential properties.

     The Association reviews and classifies assets on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Association maintained valuation allowances of $871,000 at December 31, 2001, equal to 2.11 percent of net loans receivable and 175.6 percent of non-performing assets and accruing loans more than 90 days past due.


FUNDING COMPOSITION AND STRATEGY

     Deposits have consistently accounted for the substantial portion of the Association's interest-bearing funding composition and at December 31, 2001 deposits equaled 93.9 percent of Minden Building's interest-bearing funding composition. Exhibit I-13 sets forth the Association's deposit composition for the past two years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at December 31, 2001. CDs represent the largest component of the Association's deposit composition, with Minden Building's current CD composition reflecting a significantly higher concentration of short-term CDs (maturities of one year or less). As of December 31, 2001, the CD portfolio totaled $35.1 million or 76.3 percent of total deposits and 78.5 percent of the CDs were scheduled to mature in one year or less. As of December 31, 2001, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to

RP FINANCIAL, LC.
PAGE 1.18


$6.2 million or 17.7 percent of total CDs. Minden Building does not maintain any brokered CDs. Deposit rates offered by the Association are generally in the middle-to-upper end of the range of rates offered by local competitors.

     Lower cost savings and transaction accounts comprise the balance of the Association's deposit composition, with such deposits amounting to $10.9 million or 23.7 percent of total deposits at December 31, 2001. Over the past year, the Association's concentration of transaction and savings accounts comprising total deposits has increased from 18.2 percent of total deposits at year end 2000 to
23.7 percent of total deposits at year end 2001. The increase in the concentration of core deposits comprising total deposits was primarily realized through growth of demand deposits and, to a lesser extent, growth of savings deposits. As previously noted, growth of demand deposits was supported by the introduction of checking and money market account products in early-2001.

     Borrowings have been utilized to a limited degree by the Association in recent years, to support control of deposits costs and to facilitate leveraging of the balance sheet. The Association maintained $3.0 million of borrowings at December 31, 2001, a slight decline from the $3.4 million balance maintained at year end 2000. Borrowings held by the Association at December 31, 2001 consisted entirely of short-term FHLB advances. Exhibit I-15 provides further detail of Minden Building's borrowing activities during the past two years. Following the stock offering, the Association may add borrowings for purposes of leveraging the balance sheet, in which borrowings would be utilized to fund purchases of investment securities at a positive spread to improve return on equity. To the extent additional borrowings are obtained by the Association, FHLB advances would likely continue to be the primary source of borrowings utilized.


LEGAL PROCEEDINGS

     Minden Building is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Association.

RP FINANCIAL, LC.
PAGE 2.1

                                 II. MARKET AREA


INTRODUCTION

         Minden Building conducts operations through its office in Minden, which is in northwest Louisiana approximately 40 miles east of Shreveport. The Association's primary market area for loans and deposits is in the northwest Louisiana corridor between Shreveport and Minden, particularly Webster Parish. Minden is the County Seat for Webster Parish. Exhibit II-1 provides a description of the Association's office properties.

         The Association's primary market area is viewed as mostly rural in nature, as indicated by the low population density of Webster Parish. Shreveport is the largest population center in the regional market area served by Minden Building. While the Webster Parish economy has benefited from the outward expansion of the Shreveport metropolitan area, demographic growth in Webster Parish has been limited during the past decade. The primary market area economy is fairly diversified, with services, wholesale/retail trade, manufacturing and government constituting the basis of the primary market area economy. Competition for financial services in the primary market area is considered to be significant, particularly given the size of the population served in Webster Parish.

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Association, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Association and the relative economic health of the Association's market area.


MARKET AREA DEMOGRAPHICS

         Demographic growth in the Association's market area has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. Webster Parish experienced positive population growth during the 1990s, although the Parish exhibited a slower growth rate than

RP FINANCIAL, LC.
PAGE 2.2

RP FINANCIAL, LC.
PAGE 2.3


comparable growth rates posted by Louisiana and the U.S. The lower population growth rate indicated for Webster Parish is consistent with rural market areas in general, as such markets tend to have relatively limited job growth and aging populations. The age distribution measures for Webster Parish reflect an older population compared to the Louisiana and U.S. measures, based on median age and percent of senior citizens that comprise the total population. Growth in the number of households paralleled population growth, as Webster Parish recorded a lower rate of household growth during the past decade compared to the household growth rates for Louisiana and the U.S.

         Median household and per capita income levels in Webster Parish are lower than the comparable medians for Louisiana and the U.S., which is indicative of the market area's more rural nature that provides for a lower cost of living than the more densely populated markets within the state. Household income distribution measures further imply the more rural and lower cost of living characteristics of Webster Parish, as income distribution measures for Webster Parish show a lower earning population in comparison to Louisiana and the U.S. Growth in household income for Webster Parish was comparable to Louisiana's household income growth during the 1990s and is projected to exceed Louisiana's growth rate over the next five years. However, household income growth rates for both Webster Parish and Louisiana were not as strong as the comparable U.S. measures.

         In summary, the demographic characteristics of Webster Parish are not considered to be highly conducive for loan or deposit growth, and, thus, Minden Building's growth will be somewhat contingent upon gaining market share or through geographic expansion. It is expected that gains in market share will be achieved through building on Minden Building's community banking image, as well as strengthening Minden Building's image as a business bank and through diversification of products and services. Such diversification will include growth of business checking accounts that will be supported by growth of commercial business lending relationships, as well as growth of NOW checking accounts that were introduced as a new product a year ago. The Association will also evaluate opportunities to expand through acquisition, both in current markets served or surrounding regional markets.

RP FINANCIAL, LC.
PAGE 2.4


NATIONAL ECONOMIC FACTORS

         The future success of the Association's operations is partially dependent upon various national and local economic trends. Signs of slower economic growth became more pronounced in the first quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. The economic slow down and the general decline in the stock market combined to erode consumer confidence as well. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. Home sales of previously owned homes rose in May 2001 to the third highest monthly level ever recorded and year-to-date sales of existing homes were up 2.6 percent compared to a year ago. The slowing economy also negatively impacted the budget surplus, as the budget surplus declined to $2.5 billion in July 2001, half its year ago level. However, inflation remained in-check, as consumer prices held steady with the support of lower energy prices.

         The September 11, 2001 terrorist attack had negative implications throughout the U.S. economy and increased expectations that a recession was unavoidable. The U.S. economy shrank at a 0.4 percent annual rate in the third quarter of 2001, existing home sales fell 11.7 percent in September and the index of leading economic indicators fell 0.5 percent in September. Consumer confidence in October fell to its lowest level in seven years, as the October unemployment rate hit a five-year high of 5.4 percent. A decline in the manufacturing index for October provided another sign that the economy was continuing to struggle. The Federal Reserve's "beige book" report indicated that economic activity generally remained soft in October and the first half of November, with evidence of additional slowing in most regions of the U.S. Residential mortgage delinquencies rose in third quarter, reflecting the impact of a rising unemployment rate. The unemployment rate increased to 5.8 percent in December, although increased working hours in the manufacturing sector provided indications of a possible economic rebound.

         Signs of a healing economy became more prominent at the beginning of 2002, as consumer confidence rose for the fourth straight month in January, manufacturing showed signs of expanding for the first time in 18 months, GDP growth was slightly positive in fourth quarter

RP FINANCIAL, LC.
PAGE 2.5


of 2001 and the national unemployment rate declined from 5.8 percent in December 2001 to 5.6 percent in January 2002. January data for industrial production and retail sales provided further signs that the economic recovery was gaining traction and raised hopes that the recession was nearing an end. An upward revision in the fourth quarter GDP, a strong increase in a key manufacturing index for February and a decline in the February unemployment rate signaled that the U.S. economy was recovering more rapidly than expected.

         Interest rates generally trended lower through most of 2001. Concerns of a slumping economy prompted the Federal Reserve to reduce the overnight federal funds rate by 50 basis points in early-January 2001, which was followed by ten more rate cuts over the course of 2001. In total, the eleven rate cuts by the Federal Reserve sliced the target federal funds rate from 6.50 percent to
1.75 percent and provided for a reversion to a normal yield curve. The rate cuts implemented throughout 2001 served to widen the gap between short-and long-term interest rates as the year progressed and provided for a general decline in consumer rates. Lower mortgage rates spurred peak lending volumes for 1-4 family lenders, as the result of both refinancing activity as well as strong demand for new home purchases. Expectations of a slow economic recovery and low inflation provided for a stable interest rate environment at the beginning of 2002. The Federal Reserve left interest rates unchanged at its late-January meeting, based on indications that the economy stopped shrinking at the end of last year. After stabilizing through mid-February, interest rates moved higher in late-February and early-March as the economic rebound increased expectations that the Federal Reserve may raise interest rates by mid-year to keep inflation in check. As of March 8, 2002, one- and ten-year U.S. government bonds were yielding 2.60 percent and 5.33 percent, respectively, versus comparable year ago rates of 4.42 percent and 4.89 percent. Exhibit II-2 provides historical interest rate trends from 1991 through March 8, 2002.


LOCAL ECONOMY

         The Association's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest employer in Webster Parish,

RP FINANCIAL, LC.
PAGE 2.6


followed by employment in the wholesale/retail sector. Manufacturing jobs, which tend to be higher paying jobs compared to services and wholesale/retail trade, constitute the third largest employment sector in the Webster Parish economy and some of the largest employers in the Parish are manufacturing companies. The largest employer in Webster Parish is Fibrebond, with more than 400 employees. Fibrebond manufactures concrete for building modular facilities. Importantly, after declining in the mid-1990s, the number of manufacturing jobs in Webster Parish increased during the late-1990s. Similar to national trends, the service and wholesale/retail trade industries experienced the strongest job growth in Webster Parish from 1995 through 1999.

         Comparative unemployment rates for Webster Parish, as well as for the U.S. and Louisiana, are shown in Table 2.2. Webster Parish maintained a higher unemployment rate than the comparable U.S. and Louisiana measures as of December 2001, which tends to be a characteristic of rural markets in general as the result of seasonal agricultural employment fluctuations. Consistent with the U.S. and Louisiana, the current unemployment rate indicated for Webster Parish was higher compared to a year ago.

                                    Table 2.2
                             Unemployment Trends(1)

                                       December 2000              December 2001
          Region                       Unemployment               Unemployment
          ------                       -------------              -------------
          United States                    3.7%                        5.4%
          Louisiana                        5.7                         6.4
          Webster Parish                   6.8                         9.4


          (1)      Unemployment rates have not been seasonally adjusted.

                  Source:  U.S. Bureau of Labor Statistics.



MARKET AREA DEPOSIT CHARACTERISTICS AND COMPETITION

         Competition among financial institutions in the Association's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market

RP FINANCIAL, LC.
PAGE 2.7


environment for the Association's products and services is expected to become increasingly competitive in the future. Among the Association's competitors are much larger and more diversified institutions, which have greater resources than maintained by Minden Building. Financial institution competitors in the Association's primary market area include other locally-based thrifts, credit unions and banks, as well as regional and super regional banks. From a competitive standpoint, Minden Building has sought to emphasize its community-orientation in the local market area.

         The Association's retail deposit base is closely tied to the economic fortunes of Webster Parish and, in particular, the area of the Parish that is nearby to the Association's office. Table 2.3 displays deposit market trends from June 30, 1999 through June 30, 2001 for Webster Parish, as well as for the State of Louisiana. The data indicates that deposit growth in the Association's primary market area was positive, with commercial banks maintaining a dominant market share and accounting for most of the deposit growth. In fact, during the period covered in Table 2.3, Minden Building maintained the only thrift branch located in Webster Parish.

         Minden Building's deposits increased at a 5.3 percent annual rate from June 30, 1999 through June 30, 2001, versus a comparable growth rate of 11.5 percent for total bank and thrift deposits in Webster Parish. Accordingly, Minden Building's market share of Webster Parish deposits declined from 9.8 percent at June 30, 1999 to 8.7 percent at June 30, 2001. More recently, the Association has experienced stronger deposit growth than realized during the two-year period shown in Table 2.3. The stronger deposit growth has been in part attributable to the introduction of checking and money market account products, as well as customers gained following consolidation of other local financial institutions.

         Future deposit growth may be enhanced by the infusion of the stock proceeds, as the additional capital will improve Minden Building's competitive position and leverage capacity. The Association should also continue to benefit from its favorable image as a locally-owned and community-oriented institution. However, given the competition faced by the Association and the primary market area's limited population growth, it will be difficult for the Association to realize notable growth in deposits without paying above market rates for deposits or establishing additional branch sites. At this time, the Association has no definitive plans to establish or

RP FINANCIAL, LC.
PAGE 2.8

RP FINANCIAL, LC.
PAGE 2.9


acquire additional branches, although the Association's business plan provides for possible expansion of the branch network through acquisition or establishing de novo branches.

RP FINANCIAL, LC.
PAGE 3.1

                            III. PEER GROUP ANALYSIS


         This chapter presents an analysis of Minden Building's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Minden Building is provided by these public companies. Factors affecting the Association's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Minden Building and the Peer Group, will then be used as a basis for the valuation of Minden Building's to-be-issued common stock.


PEER GROUP SELECTION

         The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 26 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) certain MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

         Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Minden Building's valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with the

RP FINANCIAL, LC.
PAGE 3.2


regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as
Exhibit III-1.


BASIS OF COMPARISON

         This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

         Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Association. The differences between the Peer Group's reported

RP FINANCIAL, LC.
PAGE 3.3


financial data and the financial data of Minden Building as a mutual institution are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


MINDEN BUILDING'S PEER GROUP

         Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Louisiana-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Minden Building. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In the selection process, publicly-traded MHCs with assets of less than $400 million were considered for the Peer Group. Institutions with assets of more than $400 million were considered to be less comparable to Minden Building in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Twelve publicly-traded MHC companies currently maintain assets of less than $400 million and eleven were selected for the Peer Group. Wayne Savings Bancshares, Inc. of Ohio was excluded from the Peer Group on the basis of its pending second-step conversion. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

RP FINANCIAL, LC.
PAGE 3.4


         Unlike the universe of publicly-traded thrifts, which includes approximately 230 companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Minden Building and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Minden Building and the Peer Group.

         Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Minden Building, we believe such companies form a good basis for the valuation of Minden Building, subject to certain valuation adjustments.

         In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (13.49 percent of assets versus 10.49 percent for the all public average), generate comparable core earnings on a return on assets basis (0.73 percent ROA versus 0.71 percent average for the all public average), and generate a lower core ROE (5.45 percent core ROE versus 7.21 percent for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

RP FINANCIAL, LC.
PAGE 3.5

RP FINANCIAL, LC.
PAGE 3.6



                                                                                                   FULLY
                                                                                PEER GROUP       CONVERTED
                                                               ALL               REPORTED          BASIS
                                                       PUBLICLY-TRADED             BASIS        (PRO FORMA)

         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                      2,225                    245             273
         Equity/Assets (%)                                  10.49%                 13.49%          22.31%
         Core Return on Assets (%)                           0.71                   0.73            0.98
         Core Return on Equity (%)                           7.21                   5.45            4.38

         Pricing Ratios (Averages)(1)
         -------------------------
         Core Price/Earnings (x)                            16.14x                 23.78x          19.66x
         Price/Book (%)                                    123.25%                163.99%          85.40%
         Price/Assets (%)                                   12.63                  21.37           19.10


         (1)      Based on market prices as of March 8, 2002.

         The following sections present a comparison of Minden Building's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


FINANCIAL CONDITION

         Table 3.2 shows comparative balance sheet measures for Minden Building and the Peer Group. Minden Building's and the Peer Group's ratios reflect balances as of December 31, 2001, unless otherwise indicated for the Peer Group companies. Minden Building's net worth base of 18.5 percent was above the Peer Group's average net worth ratio of 13.5 percent. Accordingly, with the consummation of the reorganization and infusion of the net conversion proceeds, the Association will maintain a significantly higher equity-to-assets ratio than the Peer Group. All of the Association's capital consisted of tangible capital, while the Peer Group's capital included intangibles equal to 0.4 percent of assets. Minden Building's significantly higher pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. However, at the same time, Minden Building's higher pro forma capitalization will likely result in a very low return on

RP FINANCIAL, LC.
PAGE 3.7

RP FINANCIAL, LC.
PAGE 3.8


equity in the intermediate-term. Both the Association's and the Peer Group's capital ratios reflected healthy capital surpluses with respect to the regulatory capital requirements.

         The interest-earning asset compositions for the Association and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Minden Building and the Peer Group. The Association's loans-to-assets ratio of 67.3 percent exceeded the comparable Peer Group ratio of 59.1 percent. Comparatively, the Peer Group's cash and investments-to-assets ratio of 36.3 percent exceeded the comparable ratio for the Association of 28.3 percent. Overall, Minden Building's interest-earning assets amounted to 95.6 percent of assets, which approximated the comparable Peer Group ratio of 95.4 percent.

         Minden Building's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Association's deposits equaled 75.2 percent of assets, which was above the Peer Group average of 70.7 percent. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of
14.5 percent and 4.9 percent for the Peer Group and the Association, respectively. Total interest-bearing liabilities maintained by the Association and the Peer Group, as a percent of assets, equaled 80.1 and 85.2 percent, respectively, with the Association's lower ratio supported by its maintenance of a higher capital position.

         A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Association's IEA/IBL ratio is stronger than the Peer Group's ratio, based on respective ratios of 119.4 percent and 112.0 percent. The additional capital realized from stock proceeds should serve to increase the Association's IEA/IBL ratio, as the interest free capital realized in Minden Building's stock offering is expected to be mostly deployed into interest-earning assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Minden Building's and the Peer Group's growth rates were based on annual growth for the twelve months ended December 31, 2001, or the most recent period available for the Peer Group companies. Minden Building's assets increased at a 19.9 percent annual rate, versus a 6.9 percent asset growth rate posted by the Peer Group. Minden Building's asset growth was largely realized through loan growth, which was in part funded by a decline in cash and investments.

RP FINANCIAL, LC.
PAGE 3.9


Comparatively, asset growth for the Peer Group consisted of cash and investments, as well as loans, with a higher growth rate indicated for cash and investments. Overall, the Association's asset growth measures would tend to indicate greater earnings growth potential relative to the Peer Group's asset growth measures. Additionally, Minden Building's current advantage with respect to leverage capacity will become more notable following the increase in capital that will be realized from the stock offering.

         A 28.2 percent increase in deposits funded Minden Building's asset growth, as well as a slight decline in borrowings. Likewise, asset growth for the Peer Group was funded by an 8.8 percent increase in deposits, while the Peer Group's utilization of borrowings also declined slightly. Capital growth rates posted by the Association and the Peer Group equaled 4.0 percent and 2.0 percent, respectively. The Peer Group's lower capital growth rate was attributable to its lower return on assets, dividend payments and stock repurchases, which more than offset the depressing effect imposed on Minden Building's capital growth rate that results from maintaining a higher level of capital. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will potentially further depress the Association's capital growth rate following the stock offering.


INCOME AND EXPENSE COMPONENTS

         Table 3.3 displays comparable statements of operations for the Association and the Peer Group , based on earnings for the twelve months ended December 31, 2001, unless otherwise indicated for the Peer Group companies. Minden Building and the Peer Group reported net income to average assets ratios of 0.89 percent and 0.69 percent, respectively. A higher net interest margin a lower level of loss provisions and a higher level of gains accounted for the Association's higher return, which was partially offset by the Peer Group's higher level of non-interest operating income and lower level of operating expenses.

         The Association's stronger net interest margin was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group's slightly lower interest expense ratio. The Association's higher interest income ratio was realized through earning a higher yield on interest-earning assets (7.48 percent versus 6.89 percent for the Peer

RP FINANCIAL, LC.
PAGE 3.10

RP FINANCIAL, LC.
PAGE 3.11


Group), which was supported by Minden Building's higher level of assets maintained in loans (67.3 percent of assets versus 59.1 percent of assets for the Peer Group). Comparatively, the Peer Group's lower interest expense ratio was supported by maintaining a lower cost of funds (4.32 percent versus 4.79 percent for the Association), which was partially offset by the Association's maintenance of a lower ratio of interest-bearing liabilities as a percent of assets (80.1 percent versus 85.2 percent for the Peer Group). Overall, Minden Building and the Peer Group reported net interest income to average assets ratios of 3.69 percent and 3.23 percent, respectively.

         In another key area of core earnings strength, the Association maintained a slightly higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Association and the Peer Group reported operating expense to average assets ratios of 2.67 percent and 2.59 percent, respectively. The Association's higher operating expense ratio could in part be attributed to the increase in operating expenses that has accompanied recent strong asset growth, including higher compensation expenses resulting from the hiring of a senior loan officer and three other employees in 2001. Notwithstanding the Peer Group's lower operating expense ratio, the Association was slightly more efficient than Peer Group in terms of number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $5.1 million for the Association, versus a comparable measure of $4.4 million for the Peer Group. On a post-offering basis, the Association's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, Minden Building's capacity to leverage operating expenses will be significantly greater than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

         When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Association's earnings strength was greater than the Peer Group's. Expense coverage ratios posted by Minden Building and the Peer Group equaled 1.38x and 1.25x, respectively. An

RP FINANCIAL, LC.
PAGE 3.12


expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

         Sources of non-interest operating income provided a larger contribution to the Peer Group's earnings, with such income amounting to 0.50 percent and
0.29 percent of the Peer Group's and Minden Building's average assets, respectively. The Association's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited. Taking non-interest operating income into account in comparing the Association's and the Peer Group's earnings, Minden Building's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 67.1 percent was comparable to the Peer Group's efficiency ratio of 68.1percent. The comparability of efficiency ratios indicates that the Association's stronger net interest margin was substantially negated by the Peer Group's higher ratio of non-interest operating income and lower ratio of operating expenses.

         Loan loss provisions had a larger impact on the Peer Group's earnings, as no loss provisions were established by the Association during the twelve month period. Comparatively, loss provisions established by the Peer Group equaled 0.12 percent of average assets. The higher level of loss provisions established by the Peer Group was consistent with its lower level of reserves maintained as a percent of loans (see Table 3.6) and its greater degree of diversification into higher risk types of lending (see Table 3.4).

         Net gains realized from the sale of assets were a minor factor in both the Association's and the Peer Group's earnings, with such gains amounting to
0.02 percent and negative 0.06 percent of average assets for Minden Building and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Association's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Association's or the Peer Group's earnings.

         Taxes were a comparable factor in the Association's and the Peer Group's earnings, based on implied effective tax rates of 33.28 and 36.08 percent, respectively.

RP FINANCIAL, LC.
PAGE 3.13


LOAN COMPOSITION

         Table 3.4 presents data related to the Association's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Association's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (71.8 percent versus 53.7 percent for the Peer Group). The Association's higher ratio was primarily attributable to maintaining a higher concentration of 1-4 family loans, as Minden Building maintained only a slightly higher investment in mortgage-backed securities compared to the Peer Group. Given the Association's philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. However, the Peer Group's average balance of loans serviced for others of $8.0 million implies that the Peer Group companies have also emphasized originating loans for investment. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles, as servicing assets equaled 0.04 percent of the Peer Group's assets.

         Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of diversification for the Peer Group (10.1 percent of assets), followed by commercial business loans (5.6 percent of assets). The Association's lending diversification consisted primarily of consumer loans and construction/land loans, with those portfolios equaling 4.8 percent and 3.4 percent of assets, respectively. Construction and land loans accounted for the only lending area where the Association maintained a greater degree of lending diversification than the Peer Group. The Peer Group's more significant diversification into higher risk types of lending translated into a slightly higher risk-weighted assets-to-assets ratio compared to the Association's ratio (54.53 percent versus 52.78 percent for the Association), as partially offsetting the Association's more limited degree of lending diversification was its higher concentration of total loans comprising assets.

RP FINANCIAL, LC.
PAGE 3.14

RP FINANCIAL, LC.
PAGE 3.15


INTEREST RATE RISK

         Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Association versus the Peer Group companies. In terms of balance sheet composition, Minden Building's interest rate risk characteristics were considered to be more favorable than the Peer Group's, as implied by the Association's higher equity-to-assets and IEA/IBL ratios. The Association and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Association with more significant comparative advantages over the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Association's equity-to-assets and IEA/IBL ratios.

         To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Minden Building and the Peer Group. In general, the relative fluctuations in the Association's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Minden Building and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Association's net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Minden Building's assets.


CREDIT RISK

         The Association's credit risk exposure appears to be somewhat similar to the Peer Group's, on average, based on their comparable ratios of non-performing assets and reserves as a percent of non-performing assets. As shown in Table 3.6, the Association's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.81 percent of assets, which approximated the comparable Peer Group ratio of 0.83 percent. The Association maintained a significantly lower non-performing loans/loans ratio than the Peer Group (0.13 percent versus 1.29 percent for the Peer Group), as the result of classifying most loans that are 90 days past due as accruing loans and such loans are not included in the calculation of the non-

RP FINANCIAL, LC.
PAGE 3.16

RP FINANCIAL, LC.
PAGE 3.17

RP FINANCIAL, LC.
PAGE 3.18


performing loan balance. The Association and the Peer Group maintained comparable levels of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (175.6 percent versus
179.0 percent for the Peer Group), while the Association maintained a significantly higher level of reserves as a percent of loans (2.11 percent versus 0.88 percent for the Peer Group). The Association's credit risk exposure was considered to be more favorable with respect to the less significant impact of net charge-offs recorded for the twelve month period, as net loan charge-offs equaled 0.01 percent and 0.16 percent of net loans receivable for the Association and the Peer Group, respectively.

SUMMARY

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Minden Building. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
PAGE 4.1

                             IV. VALUATION ANALYSIS


INTRODUCTION

         This chapter presents the valuation analysis and methodology used to determine Minden Building's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Association and the Peer Group, and determination of the Association's pro forma market value utilizing the market value approach.

APPRAISAL GUIDELINES

         The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP FINANCIAL, LC.
PAGE 4.2


RP FINANCIAL APPROACH TO THE VALUATION

         The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Association's operations and financial condition; (2) monitor the Association's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Association and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Minden Building's value, the market value of the stocks of public MHC institutions, or Minden Building's value alone. To the extent a change in factors impacting the

RP FINANCIAL, LC.
PAGE 4.3


Association's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


VALUATION ANALYSIS

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Association and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Association relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Minden Building coming to market at this time.


1.       FINANCIAL CONDITION

         The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Association's and the Peer Group's financial strength are noted as follows:

         o OVERALL A/L COMPOSITION. Loans funded by retail deposits were the primary components of both Minden Building's and the Peer Group's balance sheets. Minden Building's interest-earning asset composition exhibited a higher concentration of loans, while the Peer Group's loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. The Peer Group's more notable diversification into higher risk types of loans translated into a slightly higher risk weighted assets-to-assets ratio than maintained by the Association. Minden Building's funding composition reflected a higher concentration of deposits and a lower concentration of borrowings than the comparable Peer Group ratios, indicating slightly greater future borrowing capacity for the Association. Overall, as a percent of assets, the Association maintained a comparable level of interest-earning assets and a lower level of interest-bearing liabilities than indicated for the Peer Group, which resulted in a higher IEA/IBL ratio for the Association. The infusion of stock proceeds should serve to increase the Association's IEA/IBL ratio and, thus, widen the comparative advantage

RP FINANCIAL, LC.
PAGE 4.4


               currently maintained by Minden Building relative to the Peer Group's IEA/IBL ratio. For valuation purposes, RP Financial concluded a slight upward adjustment was warranted for the Association's overall asset/liability composition.

         o CREDIT QUALITY. The Association and the Peer Group maintained comparable non-performing assets-to-assets ratios and comparable reserves as a percent of non-performing assets. The Association maintained higher loss reserves as a percent of net loans receivable and the Association's risk weighted assets-to-assets ratio was slightly lower than the Peer Group's ratio. The Peer Group reported a higher level of net charge-offs than the Association. Overall, in comparison to the Peer Group, the Association's measures tended to imply a more limited degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Association's credit quality.

         o BALANCE SHEET LIQUIDITY. The Association operated with a lower balance of cash and investment securities relative to the Peer Group (28.3 percent of assets versus 36.3 percent for the Peer Group). However, following the infusion of stock proceeds, the Association's cash and investments ratio will increase with the deployment of proceeds into investments. Minden Building's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings maintained by the Peer Group; however, both the Association and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Association and the Peer Group were not viewed as being materially different and, thus, RP Financial concluded that no adjustment was warranted for the Association's balance sheet liquidity.

         o FUNDING LIABILITIES. Retail deposits served as the primary interest-bearing source of funds for the Association and the Peer Group, with borrowings being utilized to a greater degree by the Peer Group. Notwithstanding, the Peer Group's greater utilization of borrowings, Minden Building's overall cost of funds was higher than the Peer Group's. The Association currently maintains a lower level of interest-bearing liabilities than the Peer Group. Accordingly, following the stock offering, the increase in Minden Building's capital position should serve to further lower the Association's level of interest-bearing liabilities relative to the Peer Group's. For purposes of this valuation, RP Financial concluded that no adjustment was warranted for Minden Building's funding composition.

         o CAPITAL. The Association operates with a higher pre-conversion capital ratio than the Peer Group, 18.5 percent and 13.5 percent of assets, respectively. Accordingly, following the minority stock offering, Minden Building's pro forma capital position will be well above the Peer Group's equity-to-assets ratio. The Association's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Association's pro forma capital position.

RP FINANCIAL, LC.
PAGE 4.5


         On balance, Minden Building's balance sheet strength was considered to be more favorable than Peer Group's, as implied by the more favorable credit quality and capital strength of the Association's pro forma balance sheet. Accordingly, we concluded that a slight upward valuation adjustment was warranted for the Association's financial strength.


2.       PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

         o REPORTED EARNINGS. The Association recorded higher earnings on a ROAA basis (0.89 percent of average assets versus 0.69 percent for the Peer Group). A stronger net interest margin and a lower level of loss provisions largely accounted for the Association's higher return. A higher level of non-interest operating income and a lower level of operating expenses represented earnings advantages for the Peer Group. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Association's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with implementation of the stock benefit plans. Overall, the differences between the Association's and the Peer Group's reported earnings were considered to be representative of the Association's stronger earnings on a ROAA basis and, thus, Minden Building's higher reported earnings warranted a slight upward adjustment for valuation purposes.

         o CORE EARNINGS. The Association's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Association operated with a higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Association's higher net interest margin and higher level of operating expenses translated into a higher expense coverage ratio (1.38x versus 1.25x for the Peer Group). However, due to the Peer Group's higher level of non-interest operating income and lower level of operating expenses, the Peer Group and the Association exhibited comparable efficiency ratios of 68.1 percent and 67.1 percent, respectively. Loss provisions had a larger impact on the Peer Group's earnings, which was consistent with the Peer Group's slightly less favorable credit quality measures and greater diversification into higher risk types of lending. Overall, these measures, as well as the expected earnings benefits the Association should realize from the redeployment of stock proceeds into interest-earning assets, which will somewhat be negated by expenses associated with the stock benefit plans

RP FINANCIAL, LC.
PAGE 4.6


               indicated that the Association's core earnings were more favorable than the Peer Group's and a slight upward adjustment was warranted for the Association's core earnings.

         o INTEREST RATE RISK. Quarterly changes in the Association's and the Peer Group's net interest income to average assets ratios indicated a comparable degree of volatility associated with their respective net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets-to-total assets were more favorable for the Association, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Association's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, provide the Association with more significant comparative advantages relative to the Peer Group's balance sheet ratios. Accordingly, RP Financial concluded that the Association's interest rate risk exposure on a pro forma basis was less than the Peer Group's and a slight upward adjustment was warranted for valuation purposes.

         o CREDIT RISK. Loan loss provisions were a larger factor in the Peer Group's earnings, as no loss provisions were established by the Association for the twelve months ended December 31, 2001. In terms of future exposure to credit quality related losses, the Association's and the Peer Group's credit quality measures generally implied a comparable degree of earnings credit risk exposure. While the Association's current credit quality measures are generally slightly more favorable than the Peer Group's measures, those credit risk factors were considered to be substantially negated by the additional credit risk exposure associated with the rapid growth of the Association's loan portfolio during 2001, including growth of higher risk types of loans. Overall, RP Financial concluded that no adjustment was warranted for this factor.

         o EARNINGS GROWTH POTENTIAL. Several factors were considered in assessing earnings growth potential. First, the Association's recent historical growth has been stronger than the Peer Group's. Second, the infusion of stock proceeds will increase the Association's earnings growth potential with respect to leverage capacity and providing the Association with additional liquidity for purposes of funding loan growth. Lastly, opportunities for lending and deposit growth in the Association's market area are considered to be less favorable than the primary market areas served by the Peer Group companies in general, as implied by the more rural demographic characteristics associated the primary market area served by Minden Building (smaller population base, lower per capita income and older population). However, the less favorable demographic characteristics of the Association's primary market area were somewhat negated by Webster Parish's growing population, while the primary market areas served by the Peer Group companies, on average, are projected to continue to experience population shrinkage over the next five years. Exhibit III-3 provides demographic and deposit market share comparisons of Webster Parish with the primary market area counties served by the Peer Group companies. The

RP FINANCIAL, LC.
PAGE 4.7


               Association's competitive position in the primary market area, as indicated by deposit market share, was viewed as comparable to the Peer Group's, with Minden Building's 8.7 percent deposit market share falling between the 13.4 percent average and 6.5 percent median indicated for the Peer Group. Overall, the Association's earnings growth potential appears to be more favorable than that of the Peer Group's, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

         o RETURN ON EQUITY. The Association's return on equity will be below the comparable averages for the Peer Group and the industry, owing to Minden Building's relatively high pro forma capital position. In view of the lower capital growth rate that will be imposed by Minden Building's lower ROE, we concluded that a moderate downward adjustment was warranted for the Association's ROE.

         Overall, the Association's more favorable reported and core earnings, lower interest rate risk exposure and more favorable earnings growth potential were somewhat negated by its expected lower return on equity. Accordingly, RP Financial concluded that a slight upward adjustment was warranted for the Association's profitability, growth and viability of earnings.


3.       ASSET GROWTH

         Minden Building's asset growth was higher than Peer Group's during the period covered in our comparative analysis (positive 19.9 percent versus positive 6.9 percent for the Peer Group). On a pro forma basis, the Holding Company's tangible equity-to-assets ratio will be well above the Peer Group's ratio, indicating a continuance of greater leverage capacity for the Association. The demographic characteristics of the primary market areas served by the Association and the Peer Group companies do not represent a decisive advantage for either the Association of the Peer Group with respect to supporting retail growth opportunities. On balance, we believe a slight upward adjustment was warranted for this factor.


4.       PRIMARY MARKET AREA

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in northwest Louisiana, the Association serves a somewhat rural market area in Webster Parish, as indicated by low population density and relatively low measures for

RP FINANCIAL, LC.
PAGE 4.8


household and per capita income measures. Webster Parish has experienced modest population growth over the past decade, a trend that is expected to continue through 2005.

         Overall, the markets served by the Peer Group companies were viewed as slightly more favorable with respect to supporting growth opportunities, as they generally operated in more populous and affluent markets than served by the Association. However, those favorable characteristics were somewhat negated by population shrinkage experienced in the majority of the primary market areas served by the Peer Group companies. The primary market areas served by the Peer Group companies have on average experienced a slight decline in population during the 1990s and population shrinkage in those markets is projected to continue through 2005. As noted above, the Association's competitive position in the primary market area, as indicated by deposit market share, was viewed as comparable to the Peer Group's, with Minden Building's 8.7 percent deposit market share falling between the 13.4 percent average and 6.5 percent median indicated for the Peer Group. Summary demographic and deposit market share data for the Association and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2001 unemployment rates for the markets served by the Peer Group companies were all lower than the unemployment rate indicated for Webster Parish. On balance, we concluded that a slight downward adjustment was appropriate for the Association's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                 Minden Building and the Peer Group Companies(1)

                                                                                             December 2001
                                                            County                           Unemployment
                                                            ------                           -------------
         Minden Building and Loan - LA                      Webster                               9.4%

         THE PEER GROUP

         Alliance Bank MHC - PA                             Delaware                              3.6%
         Gouverneur Bancorp MHC - NY                        St. Lawrence                          7.4
         Greene Co. Bancorp MHC - NY                        Greene                                4.9
         Jacksonville SB MHC - IL                           Morgan                                4.6
         Liberty Bancorp MHC - NJ                           Middlesex                             4.0
         Oneida Financial MHC - NY                          Madison                               6.0


RP FINANCIAL, LC.
PAGE 4.9


                             Table 4.1(continued)
                         Market Area Unemployment Rates
                 Minden Building and the Peer Group Companies(1)

                                                                                             December 2001
         Peer Group                                         County                           Unemployment
         ----------                                         ------                           -------------
         Pathfinder Bancorp MHC - NY                        Oswego                                7.3
         Rome Bancorp MHC - NY                              Oneida                                4.7
         Skibo Financial Corp. MHC - PA                     Allegheny                             3.7
         Webster City Fed Bancorp MHC - IA                  Hamilton                              2.3
         West Essex Bancorp MHC - NJ                        Essex                                 5.8

         (1)  Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.


5.       DIVIDENDS

         The Association has indicated its intention to pay a cash dividend commencing in the first quarter of 2003. However, at this time, the rate of such dividend has not been established. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All 11 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.67 percent to 6.15 percent. The average dividend yield on the stocks of the Peer Group institutions equaled 2.75 percent as of March 8, 2002, representing an average earnings payout ratio of 18.47 percent (see Table 4.6). As of March 8, 2002, approximately 88 percent of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.45 percent and an average payout ratio of 33.16 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         Our valuation adjustment for dividends for Minden Building as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any

RP FINANCIAL, LC.
PAGE 4.10


waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Association will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent Minden Building's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

         In light of the Association's stated intention to pay a dividend and given the Association's capacity to pay a dividend comparable to the Peer Group, based on pro forma capitalization and profitability, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.


6.       LIQUIDITY OF THE SHARES

         The Peer Group is by definition composed of companies that are traded in the public markets. Ten of the Peer Group members trade on the NASDAQ system and one Peer Group company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $8.2 million to $38.0 million as of March 8, 2002, with average and median market values of $18.9 million and $16.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 2.0 million, with average and median shares outstanding of 1.1 million and 1.0 million, respectively. The Association's minority stock offering is expected to result in shares outstanding and market capitalization that will be less than comparable Peer Group medians and averages. Accordingly, we anticipate that the liquidity in the Association's stock will be less compared to most of the Peer Group companies' stocks. Additionally, it is anticipated that the Holding Company's stock will not be listed on NASDAQ or an Exchange, which would further

RP FINANCIAL, LC.
PAGE 4.11


reduce the liquidity in the Association's stock. Overall, we concluded a moderate downward adjustment was warranted for this factor.


7.       MARKETING OF THE ISSUE

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Holding Company's to-be-issued stock.

         A.       THE PUBLIC MARKET

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year: More attractive valuations provided a boost to stocks in early-March 2001, but the rally stalled on more earnings warnings and a sell-off in the Tokyo stock market. The bleak outlook for first quarter earnings by a number of the bellwether technology stocks spurred a two-day sell-off in the NASDAQ of more than 11 percent and the S&P 500 fell 4.3 percent on March 12, 2001 which put that index into "bear-market" territory as well. Disappointment of only a 0.50 percent rate cut by the Federal Reserve at its March 20, 2001 meeting prompted a new wave of selling, particularly in technology stocks. Signs of a stronger economy supported a late-March rally, which was again cut short by more

RP FINANCIAL, LC.
PAGE 4.12


earnings warnings in the technology sector. The first quarter of 2001 concluded as the worst first quarter ever for the NASDAQ and the worst first quarter for the DJIA in 23 years. On March 30, 2001, the DJIA closed at 9878.78, a decline of 8.4 percent since year end 2000. Comparatively, the NADAQ declined 25.5 percent in the first quarter.

                  Stocks continued to slide in early-April 2001, amid fears that first quarter earnings would contain more bad surprises and generally fall short of reduced expectations. However, favorable earnings reports by Dell Computer Corporation and Alcoa served as a catalyst to one of the largest one-day gains in stock market history on April 5, 2001 with the DJIA and NASDAQ posting gains of 4.2 percent and 8.9 percent, respectively. The upward momentum in stocks was sustained into mid-April, as investors gained confidence that the economy would improve in the second half of the year. Stocks raced higher following a surprise inter-meeting rate cut by the Federal Reserve on April 18, 2001. The Federal Reserve cited slowing business investment and falling profits in its decision to lower rates by 50 basis points a month ahead of its regularly scheduled meeting. Following some profit taking on the heels of the rate cut, stocks moved higher at the end of April. Favorable economic data, including stronger than expected GDP growth for the first quarter, served as the basis for the general increase in stocks.

                  The positive trend in stocks did not extend into May 2001, as concerns over the business outlook generally pulled stocks lower through mid-May. Implementation of a fifth rate cut by the Federal Reserve at its mid-May meeting served to reverse the downward trend in stocks, as NASDAQ posted a six-day winning streak following the rate cut. However, profit taking and second quarter earnings jitters ended the rally in late-May. In early-June, the performance of the broader market was mixed, reflecting uncertainty over the prospects for a recovery in the economy and stronger corporate earnings. Amid more profit warnings and growing concerns about the corporate earnings outlook, stocks moved lower in mid-June. Technology stocks experienced the most significant selling pressure, as evidenced by a seven-day losing streak in the NASDAQ from June 8 through June 18, 2001. Speculation of another rate cut by the Federal Reserve at its late-June meeting provided for a relatively flat market ahead of the policy meeting. Stocks reacted mildly to the 0.25 percent rate cut implemented by

RP FINANCIAL, LC.
PAGE 4.13


the Federal Reserve in late-June and continued to trade in a narrow range to close out the second quarter. Generally weak second quarter earnings and growing uncertainty of an economic recovery in the second half of the year combined to pull stocks lower during most of July.

                  Weak economic data and more bad earnings news from the technology sector continued to pressure stocks lower during the first half of August 2001. The Federal Reserve's 0.25 percent rate cut at its mid-August meeting did little to lift the sagging stock market, as stocks tumbled sharply on the Federal Reserve's gloomy outlook for the economy. News that consumer confidence declined for the second month in a row in August and second quarter GDP growth of 0.2 percent was the slowest growth in eight years served to sharpen the sell-off in late August, reflecting growing pessimism about the chances of a near term economic recovery. The stock market continued to slump in early-September, as the sharp increase in August unemployment sparked a broad-based sell-off.

                  On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the DJIA dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

                  The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that

RP FINANCIAL, LC.
PAGE 4.14


contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

                  In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the Dow Jones Industrial Average ("DJIA") closed seven percent lower for the year and the NASDAQ Composite Index ("NASDAQ") declined 21 percent in 2001, providing for the worst two-year performance in the stock market in 23 years.

                  The stock market began 2002 with a New Year rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February and sustained upward momentum in early-March, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. As an indication of the general trends in the nation's stock markets over the past year, as of March 8, 2002, the DJIA

RP FINANCIAL, LC.
PAGE 4.15


closed at10572.49, a decline of 0.7 percent from one year earlier, while the NASDAQ Composite Index stood at 1929.67, a decline of 6.0 percent over the same time period. The Standard & Poors 500 Index closed at 1164.31 on March 8, 2002, a decline of 5.6 percent from a year ago.

                  The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift stocks moved lower in mid-March 2001, as a sell-off in large U.S. banks rippled through the thrift sector as well. Most of the sell-off was attributable to concerns over U.S. bank exposure to troubled Japanese banks, which would only indirectly impact the thrift sector to the extent such problems would impact the U.S. economy. The Federal Reserve's implementation of a third rate cut at its March meeting had little impact on thrift stocks, as thrift stocks followed the broader market lower following the rate cut. However, aided by the decline in short-term interest rates that provided for a steeper yield curve, thrift stocks moved higher at the end of the first quarter. After following the broader market lower in early-April, thrift stocks recovered slightly in mid-April and generally outperformed bank stocks. The more favorable performance by thrifts was supported by their lower exposure to the downturn in the commercial credit cycle and the more positive effect that the interest rate cuts would have on their net interest margins. While the announced merger between First Union and Wachovia had little impact on the overall market for thrift and bank stocks, financial stocks gained on news of the surprise rate cut by the Federal Reserve in mid-April. The largest gains in the thrift sector tended to be in the large-cap issues. Thrift prices generally stabilized in late-April, as first quarter earnings generally met expectations.

                  Lower short-term interest rates and a steeper yield curve continued to benefit thrift issues in May 2001, particularly following the 0.50 percent rate cut implemented by the Federal Reserve in mid-May. Thrift issues traded in a narrow range in late-May, as interest rates stabilized. Expectations of further rate cutes by the Federal Reserve and stronger second quarter earnings translated into slightly higher thrift prices in early-June. Consolidation among thrift stocks, including Washington Mutual's proposed $5.2 billion acquisition of Dime Bancorp, extended the rally in thrift issues through mid-June. The widely anticipated rate cut by the Federal Reserve at its late-June meeting had little impact on thrift prices, as thrift prices eased

RP FINANCIAL, LC.
PAGE 4.16


lower at the close of the second quarter on profit taking. Generally favorable second quarter earnings realized from strong lending volumes and expansion of the net interest margin served to boost thrift prices during July, in which the strongest gains were again posted by the large-cap issues.

                  The positive trend in thrift stocks continued to prevail during the first half of August 2001, reflecting a continuation of the favorable interest rate environment and little threat of inflationary pressures. Thrift stocks reacted mildly to the widely anticipated 0.25 percent rate cut by the Federal Reserve in mid-August, which was followed a decline of more than 5.0 percent in the SNL Index for all publicly-traded thrifts in late-August. The decline in the market-cap weighted SNL Index was prompted by news that some of the large publicly-traded thrift lenders were experiencing net interest margin compression. Thrift stocks followed the broader market lower in early-September, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks.

                  In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

                  Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November.

RP FINANCIAL, LC.
PAGE 4.17


Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0 percent.

                  Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances turned in by the largest companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February and early-March on strong fundamentals and acquisition speculation. On March 8, 2002, the SNL Index for all publicly-traded thrifts closed at 1001.5, an increase of 15.0 percent from one year ago. The SNL MHC Index closed at 1,323.0 on March 8, 2002, an increase of
37.6 percent from one year ago.

         B.       THE NEW ISSUE MARKET

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Association's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing

RP FINANCIAL, LC.
PAGE 4.18


for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  The market for converting thrifts has continued to strengthen in recent months, although conversion activity has remained somewhat limited. As shown in Table 4.2, four standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 59.6 percent and 30.1 times, respectively. Activity with respect to new MHC issues has been limited as well, as two MHC offerings have been completed during the past three months. On a fully-converted basis, the average pro forma price/tangible book and core price/earnings ratios of the recent MHC offerings equaled 60.5 percent and 22.7 times, respectively. Of the two MHC offerings completed during the past three months, AJS Bancorp, Inc. of Illinois ("AJS Bancorp"), a $201 million institution with a pre-offering equity-to-assets ratio of 10.3 percent, was considered to be most comparable to the Association's offering. AJS Bancorp completed its offering on December 27, 2001, raising gross proceeds of $11.8 million through a 49.0 percent minority stock offering. AJS Bancorp's pro forma pricing at closing, on a fully-converted basis, indicated a P/TB ratio of 59.1 percent and a core price/earnings ratio of 27.5 times. In the first week of trading, AJS Bancorp's stock price appreciated 30.0 percent from its IPO price.

                  In examining the current pricing characteristics of the recent standard conversion offering completed during the last three months , we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Shown in Table 4.3 are the current pricing characteristics of PHSB Financial Corp., which is the only NASDAQ or Exchange listed full conversion offering that has been completed during last three months. PHSB Financial Corp.'s current P/TB ratio of 92.65 percent reflects a discount of 29.3 percent from the average P/TB ratio of all publicly-traded thrifts (equal to 130.97 percent) and PHSB

RP FINANCIAL, LC.
PAGE 4.19

RP FINANCIAL, LC.
PAGE 4.20

RP FINANCIAL, LC.
PAGE 4.21


Financial Corp.'s core P/E ratio of 22.58 times reflects a premium of 39.9 percent from the average core P/E ratio of 16.14 times for all publicly-traded thrifts. Westfield Financial is the only recent MHC offering that is listed on NASDAQ or an Exchange. On a fully-converted basis, Westfield Financial's current P/TB ratio of 75.40 reflects a discount of 16.3 percent from the average P/TB ratio of all publicly-traded MHCs on a fully-converted basis (equal to 90.12 percent) and Westfield Financial's current core P/E ratio of 22.98 times reflects a premium of 21.6 percent from the average core P/E ratio of 18.90 times for all publicly-traded thrifts MHC on a fully-converted basis.

         Overall, the pricing ratios of the higher capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

         C.       THE ACQUISITION MARKET

                  Also considered in the valuation was the potential impact on Minden Building's stock price of recently completed and pending acquisitions of other savings institutions operating in Louisiana. As shown in Exhibit IV-4, there were five Louisiana thrift acquisitions completed from 1997 through year-to-date 2002, and there are currently no acquisitions pending of Louisiana savings institutions.

                  Under other circumstances, the existence of thrift acquisition activity in the Association's market area might warrant an upward adjustment to value to account for the likelihood of investors placing an acquisition premium on the stock. However, the acquisition activity in Minden Building's market was deemed to have a minimal valuation impact because Minden Building's Board of Directors has stated their intention to remain independent following the stock offering, a factor underscored by the Board's decision to reorganize into MHC form.

                              * * * * * * * * * * *

                  In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for

RP FINANCIAL, LC.
PAGE 4.22


MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       MANAGEMENT

         Minden Building's management team appears to have experience and expertise in all of the key areas of the Association's operations. Exhibit IV-5 provides summary resumes of Minden Building's Board of Directors and senior management. While the Association does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Association's present organizational structure as indicated by the financial characteristics of the Association. Minden Building currently does not have any executive management positions that are vacant.

         Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

         In summary, as a federally-insured savings bank operating in the MHC form of ownership, Minden Building will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.
Exhibit IV-6 reflects the Association's pro forma regulatory capital ratios. The one difference noted between Minden Building and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

RP FINANCIAL, LC.
PAGE 4.22


SUMMARY OF ADJUSTMENTS

         Overall, based on the factors discussed above, we concluded that the Association's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

         Key Valuation Parameters:                                                 Valuation Adjustment
         ------------------------                                                  --------------------
         Financial Condition                                                       Slight Upward
         Profitability, Growth and Viability of Earnings                           Slight Upward
         Asset Growth                                                              Slight Upward
         Primary Market Area                                                       Slight Downward
         Dividends                                                                 No Adjustment
         Liquidity of the Shares                                                   Moderate Downward
         Marketing of the Issue                                                    No Adjustment
         Management                                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform                    No Adjustment

BASIS OF VALUATION - FULLY-CONVERTED PRICING RATIOS

         As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures

RP FINANCIAL, LC.
PAGE 4.24


eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in Minden Building as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

         To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 11 public MHC institutions that form the Peer Group.


VALUATION APPROACHES: FULLY-CONVERTED BASIS

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Minden Building's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the

RP FINANCIAL, LC.
PAGE 4.25

RP FINANCIAL, LC.
PAGE 4.26


pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Minden Building's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Minden Building's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Association's full conversion value are described more fully below.

         o     CONVERSION EXPENSES. Offering expenses have been assumed to equal
               4.5 percent of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Association's full conversion value.

         o EFFECTIVE TAX RATE. The Association has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 34.0 percent.

         o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 2.17 percent reinvestment rate, equivalent to the prevailing yield for a U.S. Treasury note with a one year maturity as of December 31, 2001. This assumed reinvestment rate is reasonably similar to the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario and the estimated impact of deposit withdrawals to fund stock purchases.

         o STOCK BENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Association's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0 percent of the stock in conversion at the initial public offering price, with the Holding Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase
              4.0 percent of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

         o LOUISIANA SHARES TAX. Following the reorganization and conversion to stock form, Minden Building will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The pro forma impact of the Louisiana Shares tax is consistent with the calculation that is set forth in the Association's prospectus.

         o CAPITALIZATION OF MHC. Pursuant to the proposed transaction structure, the MHC will be capitalized with $100,000 of cash.

         In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP FINANCIAL, LC.
PAGE 4.27


         RP Financial's valuation placed an emphasis on the following:

         o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Association's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that
              (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Association as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

         o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

         o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

         The Association will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of March 8, 2002 the pro forma market value of Minden Building's full conversion offering equaled $11,000,000 at the midpoint, equal to 1,100,000 shares at $10.00 per share.

RP FINANCIAL, LC.
PAGE 4.28


                  1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Association's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Association's reported earnings equaled $455,000 for the twelve months ended December 31, 2001. In deriving Minden Building's core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of assets, which totaled $10,000 for the twelve months ended December 31, 2001. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0 percent for the gains eliminated, the Association's core earnings were determined to equal $448,000 for the twelve months ended December 31, 2001. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                                          Amount
                                                                          ------
                                                                          ($000)

         Net income                                                        $455
         Gain on sale of investments(1)                                      (7)
                                                                           ----
           Core earnings estimate                                          $448


         (1)  Tax effected at 34.0 percent.

         Based on Minden Building's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Association's pro forma reported and core P/E multiples (fully-converted basis) at the $11.0 million midpoint value equaled 26.61 times and 27.07 times, respectively, which provided for premiums of 32.4 percent and 37.7 percent relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 20.10 times and 19.66 times, respectively (see Table 4.5). The implied premiums reflected in the Association's pro forma P/E multiples take into consideration the Association's pro forma P/B and P/A ratios.

RP FINANCIAL, LC.
PAGE 4.29

RP FINANCIAL, LC.
PAGE 4.30


         2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Association's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to Minden Building's pro forma book value (fully-converted basis). Based on the $11.0 million midpoint valuation, Minden Building's pro forma P/B and P/TB ratios both equaled 53.65 percent. In comparison to the average P/B and P/TB ratios for the Peer Group of 85.40 percent and 87.46 percent, the Association's ratios reflected a discount of 37.2 percent on a P/B basis and a discount of 38.7 percent on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

         3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Association's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Minden Building's full conversion value equaled 15.61 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 19.10 percent, which implies a discount of 18.3 percent to the Association's pro forma P/A ratio (fully-converted basis).


COMPARISON TO RECENT CONVERSIONS AND MHC OFFERINGS

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The four standard conversion offerings completed within the past three months closed at a 59.6 percent P/TB ratio and, on average, appreciated 22.0 percent during the first week of trading.

RP FINANCIAL, LC.
PAGE 4.31


                  The two recently completed MHC offerings closed at a price/tangible book ratio of 60.5 percent (fully-converted basis) and, on average, appreciated 30.8 percent during the first week of trading. In comparison, the Association's P/TB ratio of 53.7 percent at the midpoint value reflects an implied discount of 11.2 percent relative to the average closing ratio of the recent MHC offerings. Of the two recent MHC offerings, only Westfield Financial is traded on an Exchange or NASDAQ. Based on Westfield Financial's current P/TB ratio of 75.4 percent (fully-converted basis), the Association's P/TB ratio at the midpoint reflects an implied discount of 28.8 percent.


VALUATION CONCLUSION

         Based on the foregoing, it is our opinion that, as of March 8, 2002, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $11,000,000 at the midpoint, equal to 1,100,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $9.350 million and a maximum value of $12.650 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 935,000 at the minimum and 1,265,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $14.548 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,454,750. The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 45.0 percent ownership interest. Accordingly, the offering to the public of the minority stock will equal $4.208 million at the minimum, $4.950 million at the midpoint, $5.693 million at the maximum and $6.546 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.